UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2017 (January 10, 2017)

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1331 LAMAR STREET, SUITE 650
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

Credit Facility Amendment

On January 10, 2017, Gastar Exploration Inc. (“Gastar” or the “Company”) entered into Amendment No. 10 to the Second Amended and Restated Credit Agreement, dated as of January 10, 2017 (the “Credit Facility Amendment”), among the Company, the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”), which amends that certain Second Amended and Restated Credit Agreement, dated as of June 13, 2013 (the “Credit Agreement”).  The Credit Facility Amendment, among other things, permits the limited payment of certain cash dividends on its preferred stock, including the dividends declared payable on January 31, 2017, provided that (1) Gastar’s borrowing base will be correspondingly reduced in the amount of any such dividend payment and (2) Gastar pays down its outstanding indebtedness under the Credit Agreement in the amount of any resulting borrowing base deficiency. Gastar’s Credit Agreement had previously prohibited payment of cash dividends on preferred stock after March 31, 2016.

Under the Credit Facility Amendment, payment of the declared January 2017 dividend and monthly preferred stock cash dividends through May 2017 is permitted contingent upon the satisfaction of certain conditions, including but not limited to, (1)  the absence of any defaults or borrowing base deficiency, (2) for any dividends declared and paid in respect of April 2017 and May 2017, having cash liquidity (including any available borrowings under the Credit Agreement) of more than $30 million and (3) paying any permitted dividends solely from proceeds received by Gastar from sales of equity since November 30, 2016 (including through the Company’s at-the-market sales program). Under the Credit Facility Amendment, Gastar also agreed to pay down indebtedness under its revolving credit facility by at least an additional $8.1 million by April 30, 2017, which is anticipated to be paid out of proceeds received by such date from its previously announced sales of South STACK oil and gas properties.

A copy of the Credit Facility Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Credit Facility Amendment herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility Amendment.

SECTION 7 – REGULATION FD

Item 7.01  Regulation FD Disclosure.

On January 10, 2017, the Company announced that it has declared a special cash dividend on its 8.625% Series A Preferred Stock (“Series A Preferred Stock”) and its 10.75% Series B Preferred Stock (“Series B Preferred Stock”) to pay in full all accumulated and unpaid cash dividends on both of its outstanding series of preferred stock.  A copy of the Company’s press release, dated January 10, 2017, is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included as Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Items.

On January 10, 2017, the Company announced that it has declared a special cash dividend on its Series A Preferred Stock and its Series B Preferred Stock to pay in full all accumulated and unpaid cash dividends on both of its outstanding series of preferred stock.  Due to covenant restrictions under its Credit Agreement, Gastar had previously suspended the payment of monthly cash dividends on both outstanding series of its preferred stock as of April 1, 2016. The total amount of the declared dividend payments is approximately $12.1 million.

The Series A Preferred Stock January 2017 dividend payment will include all accumulated and unpaid dividends accrued since April 1, 2016 at an annualized 8.625% through the payment date, which is equivalent to $1.796875 per share, based on the $25.00 per share liquidation preference.

The Series B Preferred Stock January 2017 dividend payment will include all accumulated and unpaid dividends accrued since April 1, 2016 at an annualized 10.75% through the payment date, which is equivalent to $2.239584 per share, based on the $25.00 per share liquidation preference.

The dividend on the Series A Preferred Stock and Series B Preferred Stock is payable on January 31, 2017 to holders of record at the close of business on January 20, 2017.

While the Credit Facility Amendment described in Item 1.01 of this report permits the payment of certain dividends in respect of the Series A Preferred Stock and the Series B Preferred Stock during the months of February, March, April and May of 2017, provided certain conditions are met, there is no assurance that the Company will declare and pay any such monthly dividends on its outstanding preferred stock.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits filed as part of this Form 8-K:

Exhibit No.	Description of Document
10.1

Amendment No. 10 to Second Amended and Restated Credit Agreement, dated January 10, 2017, by and among Gastar Exploration Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders thereto, as collateral agent, as swing line lender and as issuing lender.

99.1	Press release dated January 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2017	GASTAR EXPLORATION INC.

	By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1

Amendment No. 10 to Second Amended and Restated Credit Agreement, dated January 10, 2017, by and among Gastar Exploration Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders thereto, as collateral agent, as swing line lender and as issuing lender.

99.1	Press release dated January 10, 2017.